As filed with the Securities and Exchange Commission on December 4, 2007

Registration Statement Nos.:  333-102653; 333-65789; 333-93309; 333-105900; 333-09448;  333-120126; 333-00141; 333-113645; and 33-51589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 AND NO. 2, AS APPLICABLE,

TO REGISTRATION STATEMENTS

ON FORM S-8

UNDER

THE SECURITIES ACT OF 1933

DOLLAR GENERAL CORPORATION
(Exact name of registrant as specified in its charter)

TENNESSEE	61-0502302
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 MISSION RIDGE GOODLETTSVILLE, TENNESSEE	37072
(Address of Principal Executive Offices)	(Zip Code)

DOLLAR GENERAL CORPORATION 401(k) SAVINGS & RETIREMENT PLAN

DOLLAR GENERAL CORPORATION CDP/SERP PLAN

DOLLAR GENERAL CORPORATION DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

DOLLAR GENERAL CORPORATION 1998 STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE JUNE 2, 2003)

DOLLAR GENERAL CORPORATION 1995 EMPLOYEE STOCK INCENTIVE PLAN

DOLLAR GENERAL CORPORATION 1995 STOCK OPTION PLAN

FOR OUTSIDE DIRECTORS

DOLLAR GENERAL CORPORATION 1993 EMPLOYEE STOCK INCENTIVE PLAN

DOLLAR GENERAL CORPORATION EMPLOYMENT AGREEMENT

WITH DAVID A. PERDUE

(Full title of the plans)

SUSAN S. LANIGAN EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL 100 MISSION RIDGE GOODLETTSVILLE, TENNESSEE 37072
(Name and address of agent for service)

(615) 855-4000
(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

•

333-102653, registering 2,200,000 shares of common stock and an indeterminate amount of interests issuable pursuant to the Dollar General Corporation 401(k) Savings and Retirement Plan.

•

333-65789, registering an indeterminate amount of interests to be offered and sold pursuant to the Dollar General Corporation 401(k) Savings and Retirement Plan.

•

333-93309, registering $10,000,000 of deferred compensation obligations pursuant to the Dollar General Corporation CDP/SERP Plan.

•

333-120126, registering $40,000,000 of deferred compensation obligations and 650,000 shares of common stock issuable pursuant to the Dollar General Corporation CDP/SERP Plan and $4,000,000 of deferred compensation obligations and 250,000 shares of common stock issuable pursuant to the Dollar General Corporation Deferred Compensation Plan for Non-Employee Directors.

•

333-105900, registering 20,000,000 shares of common stock issuable pursuant to the Dollar General Corporation 1998 Stock Incentive Plan (as Amended and Restated Effective June 2, 2003).

•

333-09448, registering 7,500,000 shares of common stock issuable pursuant to the Dollar General Corporation 1998 Stock Incentive Plan.

•

333-00141, registering 3,350,000 shares of common stock issuable pursuant to the Dollar General Corporation 1995 Employee Stock Incentive Plan and the 1995 Stock Option Plan for Outside Directors.

•

33-51589, registering 2,000,000 shares of common stock issuable pursuant to the Dollar General Corporation 1993 Employee Stock Incentive Plan.

•

333-113645, registering 500,000 shares of common stock underlying an option granted pursuant to an employment agreement with David A. Perdue.

On July 6, 2007 (the “Effective Date”), Dollar General Corporation, a Tennessee corporation (the “Company”), completed its merger (the “Merger”) with Buck Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Buck Holdings, L.P. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of March 11, 2007 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the Merger as a subsidiary of Parent. In accordance with the Merger Agreement, the Company’s prior common stock, par value $0.50 per share (the “Common Stock”), has been canceled and is no longer outstanding.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements identified above. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment to these Registration Statements to deregister all the shares of the Company’s Common Stock, all interests and all deferred compensation obligations registered by such Registration Statements which remained unissued as of the Effective Date.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goodlettsville, State of Tennessee, on this 29th day of November 2007.

DOLLAR GENERAL CORPORATION

By:	/s/ David L. Beré
David L. Beré Interim Chief Executive Officer

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goodlettsville, State of Tennessee, on this 29th day of November 2007.

DOLLAR GENERAL CORPORATION 401(k) SAVINGS AND RETIREMENT PLAN

By:	Dollar General Corporation, Plan Administrator

	By:	/s/ Challis M. Lowe
Challis M. Lowe
Executive Vice President of Human Resources

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
/s/ David L. Beré	Interim Chief Executive Officer and	November 29, 2007
David L. Beré	Director (principal executive officer)

/s/ David M. Tehle	Executive Vice President and	November 29, 2007
David M. Tehle	Chief Financial Officer (principal financial and accounting officer)

/s/ Michael M. Calbert	Director	November 29, 2007
Michael M. Calbert

/s/ Raj Agrawal	Director	November 29, 2007
Raj Agrawal

/s/ Adrian Jones	Director	December 3, 2007
Adrian Jones

/s/ Dean B. Nelson	Director	November 29, 2007
Dean B. Nelson

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